Exhibit 23.1

[Letterhead of Eide Bailly LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, in Form 10-KSB dated March 31, 2008, of our audit report on the financial statements of Southwest Casino Corporation, as of December 31, 2007 and 2006, and for the years ended December 31, 2007 and 2006 as part of Southwest Casino Corporation’s Annual Report on Form 10-KSB, and to the reference to our firm therein.

We hereby consent to the incorporation by reference in Registration Statement No. 333-140934 on Form SB-2/A on Form S-1 of Southwest Casino Corporation of our audit report on the financial statements of Southwest Casino Corporation, as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006, appearing in the Annual Report on Form 10-KSB of Southwest Casino Corporation for the year ended December 31, 2007.

/s/ Eide Bailly LLP

Minneapolis, Minnesota
March 31, 2008